Brighthouse Life Insurance Company

11225 North Community House Road

Charlotte, NC 28277

Brighthouse Securities, LLC

11225 North Community House Road

Charlotte, NC 28277

June 27, 2022

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3
Brighthouse Life Insurance Company
Brighthouse Shield® Level Pay PlusSM Annuity and Brighthouse Shield® Level Pay
PlusSM Advisory Annuity (File No. 333-262390)
Request for Acceleration

Ladies and Gentlemen:

Pursuant to the requirements of Rule 461 under the Securities Act of 1933, as amended, the undersigned, as registrant, and the undersigned, as principal underwriter, for the Brighthouse Shield® Level Pay PlusSM Annuity and Brighthouse Shield® Level Pay PlusSM Advisory Annuity hereby request that the above-captioned amendment to the Registration Statement on Form S-3 be declared effective on August 4, 2022 or as soon thereafter as practicable.

Sincerely,

BRIGHTHOUSE LIFE INSURANCE COMPANY

(registrant)

By:	/s/ Donald A. Leintz
Name:	Donald A. Leintz
Title:	Vice President

BRIGHTHOUSE SECURITIES, LLC

(principal underwriter)

By:	/s/ Donald A. Leintz
Name:	Donald A. Leintz
Title:	Vice President